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                    U. S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                           MIDLAND RESOURCES, INC.
            ----------------------------------------------------
           (Exact name of registrant as specified in its charter)

         Texas                                           75-2286814
----------------------------                  ---------------------------------
(State or other jurisdiction                  (IRS Employer Identification No.)
    of incorporation)


             616 FM 1960 West, Suite 600, Houston,  Texas 77090
         ----------------------------------------------------------
        (Address of principal executive offices, including Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                        Name of each exchange on which
       to be so registered                        each class is to be registered
       --------------------                       ------------------------------

Common Stock, par value $0.001 per share          American Stock Exchange, Inc.

Warrants to Purchase Common Stock
   at $4.00 per share, expiring November 1, 2002  American Stock Exchange, Inc.


Securities to be registered pursuant to Section 12(g) of the Act:

                            NONE

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check
the following box                                                        [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A.(c)(2), please check the following box.                    [ ]

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Item 1.  Description of Registrant's Securities to be Registered.

This registration statement relates to the Registrant's Common Stock $.001 par value and Warrants to purchase Common Stock at $4.00 per share with an exercise expiration date of November 1, 2002. For a description of the Common Stock and the Warrants, reference is made to Item 11 of the Registrant's filing of Form 10, which is incorporated by reference. The callability feature of the Warrants has been eliminated by the Registrant as disclosed in its filing on Form 8-K dated June 27, 1996, which is incorporated by reference. As of July 7, 1997 there were 1,440 holders of record of the Common Stock and 1,514 holders of record of the Warrants.

The Warrants are traded on the NASDAQ Small-Cap Issues. Based upon information received from the National Association of Securities Dealers, Inc., the high and low bid for the Warrants for the two most recent fiscal years and through May 31, 1997 is given below. Such quotations reflect inter-dealer prices, without retail mark-up, mark-downs, or commissions and may not necessarily represent actual transactions.

           1995                                          High          Low
       -----------------                            -------------  -------------
       First Quarter                                     1.625         .6875
       Second Quarter                                    1.375         .75
       Third Quarter                                     2.734        1.375
       Fourth Quarter                                    1.375         .0312

           1996
       First Quarter                                      .875          .50
       Second Quarter                                     .9375         .6562
       Third Quarter                                     1.25           .75
       Fourth Quarter                                    1.06           .625

           1997
       First Quarter                                     3.75           .6875
       Second Quarter (thru May 31, 1997)                4.125         2.50


Item 2.  Exhibits.   Pursuant to Instruction II the following exhibits are
filed only with copies of the registration statement filed with the American Stock Exchange:

1.     Form 10-KSB for the year ended December 31, 1996.
2a.    Form 10-QSB for the quarter ended March 31, 1997.
2b.    Form 8-K dated February 18, 1997.
3.     Definitive Proxy Statement dated May 2, 1997.
4a.    Articles of Incorporation dated June 5, 1989.
4b.    Amendment dated July 19, 1990 to Articles of Incorporation.
4c.    Amendment dated September 27, 1994 to Articles of Incorporation.
4d. Warrant Agreement dated as of November 1, 1990 between the Registrant and Stock Transfer Company of America.

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4.d    Form 8-K dated June 27, 1996, whereby the Registrant waived the callability feature of the Warrants.
5a.    Specimen Common Stock Certificate.
5b.    Specimen Warrant Certificate.
6.     Annual Report to Stockholders for 1996.


                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                            MIDLAND RESOURCES, INC.
                                  (Registrant)



                             /s/ DEAS H. WARLEY III
                       ---------------------------------
                               Deas H. Warley III
                      Chairman of the Board and President

DATED: August 6, 1997